SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) October 19, 1998



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                           1-3247              16-0393470
(State or other jurisdiction       (Commission         (I.R.S. Employer
of incorporation)                  File Number)        Identification No.)



One Riverfront Plaza, Corning, New York                14831
(Address of principal executive offices)               (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.


Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of October 19, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CORNING INCORPORATED
                                   Registrant



Date:  October 19, 1998            By   /s/   KATHERINE A. ASBECK
                                              Katherine A. Asbeck
                                              Vice President and Controller

FOR IMMEDIATE RELEASE                         Media Contact:
                                              Robert W. DeMallie
                                              (607) 974-8778
                                              demallierw@corning.com

                                              Investor Relations Contact:
                                              Katherine M. Dietz
                                              (607) 974-8217
                                              dietzkm@corning.com



                     Corning Reports Third Quarter Earnings



     CORNING, N.Y., October 19, 1998 Corning Incorporated (NYSE:GLW) reported that its 1998 third quarter net income totaled $104.4 million, or $0.44 per share, compared with net income from the same operations in the third quarter of last year of $106.8 million, or $0.45 per share. This 2 percent decline in earnings represents a significant improvement over the 25 percent decline reported by the company in the first half of the year.
     Sales for the third quarter were $906.5 million, up slightly compared with 1997 third-quarter sales of $891.9 million.
     The improved comparisons for the quarter reflect exceptionally strong volume growth in North America for the company's optical fiber, cable and components businesses, including the shipment of significant quantities of Corning's new LEAF brand optical fiber for high-data-rate applications.
However, the company said that the prices of optical fiber and cable continued to decline.
     Performance in other businesses was mixed, with improvements in information display and environmental products offset by significant declines in advanced materials, where severe cutbacks in semiconductor manufacturing equipment have impacted demand for the company's stepper lenses.
     Equity earnings declined 50 percent due to weaker volume and significant price declines at Samsung Corning, a Korean manufacturer of glass panels and funnels for television and display monitors, and at the company's international optical fiber ventures.




                                     (more)

     Corning Chairman and Chief Executive Officer Roger G. Ackerman said, "We are encouraged that our third-quarter performance showed such substantial improvement compared to our first half. The upswing in demand was largely due to investments by new telecommunications network providers. The purchase of our products for these networks is further evidence that our new product development strategy is working."
     Ackerman added: "Our fourth-quarter comparisons may not be as strong as the third quarter due to potential variability in fiber demand for new networks as well as possible impact from global economic events. However, we do expect to see profit growth resume in 1999."
     Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest-growing segments of the world's economy. Corning manufactures optical fiber, cable and components, high-performance glass and components for television, and other electronic displays for communications and communications related-industries. Corning also manufactures advanced materials for scientific and environmental markets. Corning's total revenues in 1997 were $3.5 billion. More information on the company is available at the company's web site: http://www.corning.com.


                                      -30-


Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, statements included in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filing with the Securities and Exchange Commission.

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

                                Nine Months Ended    Three Months Ended
                                    Sept. 30,            Sept. 30,
                               -------------------   ------------------
                                  1998      1997      1998       1997
                               --------   --------   -------   --------
Revenues
 Net sales                     $2,557.2   $2,614.5   $ 906.5    $ 891.9
 Royalty, interest
   and dividend income             32.9       28.4      11.8        9.4
 Non-operating gain                20.5
                               --------   --------   -------    -------
                                2,610.6    2,642.9     918.3      901.3

Deductions
 Cost of sales                  1,595.2    1,515.9     550.1      524.9
 Selling, general and
   administrative expenses        352.1      401.7     112.6      134.0
 Provision for restructuring       84.6
 Research and development
   expenses                       213.8      175.1      71.6       70.7
 Interest expense                  43.8       56.9      11.3       16.2
 Other, net                        40.4       10.4      10.7        5.4
                               --------   --------   -------    -------

Income from continuing
   operations before taxes
   on income                      280.7      482.9     162.0      150.1
Taxes on income from
   continuing operations           84.1      161.2      49.2       48.0
                               --------   --------   -------    -------

Income from continuing
   operations before minority
   interest and equity earnings   196.6      321.7     112.8      102.1
Minority interest in earnings
   of subsidiaries                (38.6)     (56.2)    (20.3)     (22.9)
Dividends on convertible
   preferred securities of
   subsidiary                     (10.3)     (10.3)     (3.4)      (3.4)
Equity in earnings of
   associated companies            75.5       62.0      15.3       31.0
                               --------   --------   -------    -------

Income from continuing
   operations                     223.2      317.2     104.4      106.8
Income from discontinued
   operations, net of income
   taxes                           66.5       14.1                  5.5
                               --------   --------   -------    -------

Net Income                     $  289.7   $  331.3   $ 104.4    $ 112.3
                               ========   ========   =======    =======

Basic Earnings Per Share
 Continuing operations         $   0.97   $   1.39   $  0.45    $  0.47
 Discontinued operations           0.29       0.06                 0.02
                               --------   --------   -------    -------
Net Income                     $   1.26   $   1.45   $  0.45    $  0.49
                               ========   ========   =======    =======

Diluted Earnings Per Share
 Continuing operations         $   0.95   $   1.34   $  0.44    $  0.45
 Discontinued operations           0.28       0.05                 0.02
                               --------   --------   -------    -------
Net Income                     $   1.23   $   1.39   $  0.44    $  0.47
                               ========   ========   =======    =======

Dividends Declared             $   0.54   $   0.54   $  0.18    $  0.18
                               ========   ========   =======    =======

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

                                      Sept. 30, 1998  Dec. 31, 1997
                                      --------------  -------------
        Assets

Current Assets
  Cash and short-term investments        $   93.0       $   97.0
  Receivables, net                          593.5          559.7
  Inventories                               450.5          428.3
  Deferred taxes on income and
     other current assets                   143.8          114.1
                                         --------       --------
       Total current assets               1,280.8        1,199.1

Investments                                 401.8          310.0

Plant and Equipment,  Net                 2,457.2        2,267.9

Goodwill and Other Intangible
  Assets, Net                               283.2          294.2

Other Assets                                337.3          263.1

Net Assets of Discontinued Operations                      357.6
                                         --------       --------
                                         $4,760.3       $4,691.9
                                         ========       ========

Liabilities and Stockholders' Equity

Current Liabilities
  Loans payable                          $   60.4       $  213.0
  Accounts payable                          213.8          300.0
  Other accrued liabilities                 582.9          444.7
                                         --------       --------
       Total current liabilities            857.1          957.7

Other Liabilities                           658.7          627.5
Loans Payable Beyond One Year             1,093.3        1,125.8
Minority Interest in Subsidiary
  Companies                                 362.1          349.3
Convertible Preferred Securities
  of Subsidiary                             365.5          365.3
Convertible Preferred Stock                  18.4           19.8
Common Stockholders' Equity               1,405.2        1,246.5
                                         --------       --------
                                         $4,760.3       $4,691.9
                                         ========       ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 3, 1998


(1) Basic earnings per share is computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during each period. The weighted average shares outstanding were 229.5 million and 229.7 million for the third quarter and third quarter year-to-date 1998, respectively, compared with 228.7 million and 227.7 million for the same periods in 1997. Series B preferred dividends amount to $0.4 million and $1.2 million in the third quarter and third quarter year-to-date 1998 and 1997, respectively.

     Diluted earnings per share is computed by dividing net income, increased in 1998 by dividends on convertible preferred stock, by the weighted average number of common shares outstanding during the period after giving effect to dilutive stock options and, in 1997, adjusted for dilutive common shares assumed to be issued on conversion of Corning's convertible securities. The shares used in computing diluted earnings per share for the third quarter and third quarter year-to-date 1998 were 242.2 million and 243.9 million, respectively, compared with 246.8 million and 245.1 million for the same periods in 1997.

(2) Depreciation and amortization charged to continuing operations during the third quarter year-to-date 1998 and 1997 totaled $233 million and $230.2 million, respectively.

(3) Corning's effective tax rate for continuing operations was 30.4% and 31.5% for the third quarter and third quarter year-to-date 1998, respectively, and 32% and 33.4% for the same periods in 1997. The lower 1998 rate is due to a higher percentage of Corning's earnings resulting from consolidated entities with lower effective tax rates.

(4) On April 1, 1998, Corning completed the recapitalization and sale of a controlling interest in its consumer housewares business to an affiliate of Borden, Inc. Corning received cash proceeds of $593 million and will continue to retain an 8 percent interest in the Corning Consumer Products Company. In addition, Corning could receive an additional payment of up to $15 million if certain financial targets are met by Corning Consumer Products Company for the three year period 1998 - 2000.

     Corning recorded an after-tax gain of $67.1 million, or $0.29 per share, in the second quarter of 1998. Corning used approximately $350 million of the proceeds to repay current borrowings and will use the remaining proceeds to fund restructuring activities and to invest in its future operations.

     Corning's consolidated financial statements and notes thereto report the consumer housewares business as a discontinued operation. Prior period consolidated financial statements and notes have been restated accordingly.

(5) In the second quarter of 1998, Corning recorded a restructuring charge of $84.6 million ($49.2 million after tax and minority interest), or $0.21 per share. The charge is comprised of early retirement incentives and severance costs.

(6) In June, 1998, Molecular Simulations, Inc. (MSI) merged with Pharmacopeia, Inc., a publicly traded company (NASDAQ: PCOP). Corning previously owned 35% of MSI. Corning realized a gain of $20.5 million ($13.2 million after tax), or $0.06 per share from this transaction.

(7) Dow Corning Corporation, in which Corning has a 50% interest, has reported to the Federal Bankruptcy Court that agreements in principle have been reached with the Tort Claimants' Committee and that it expects to file a plan or reorganization by the end of October 1998. Certain significant points remain subject to negotiation, and the agreements are subject to final documentation. The plan of reorganization will require a favorable vote by many classes of creditors, as well as court approval, and may be subject to appeals. The recent developments tend to increase the probability that Dow Corning will successfully emerge from Chapter 11 proceedings, but the timing and eventual outcome of these proceedings are inherently uncertain.





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